Exhibit 99.1

NEWS

COMPANY CONTACT:
Bernard A. “Skip” Wagner
May 12, 2005	Chief Financial Officer
(941) 953-9199

For Immediate Release

CORRECTIONAL SERVICES CORPORATION

ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2005

Sarasota, Florida — Correctional Services Corporation (NASDAQ NMS:CSCQ) today announced financial results for the first quarter 2005. Revenues for the first quarter were $32.1 million versus $32.0 million in the comparative period in 2004. For the 2005 quarter, the Company reported contribution from operations of $3.1 million and a net loss of $509,000 or $0.05 per diluted share. For the first quarter of 2004, the Company reported contribution from operations of $2.2 million and a net loss of $656,000 or $0.06 per diluted share. Diluted shares were 10,167,000 and 10,159,000 in the first quarter 2005 and 2004, respectively.

Included in the reported amounts for the first quarter 2005 and 2004 were the following pre-tax items: (in thousands)

		2005	2004
•	Startup expenses associated with the opening of new facilities	$139	$1,705

•	Loss from discontinued operations	$140	$658

The above pre-tax charges for the first quarter 2005 totaled $279,000. The total for the 2004 pre-tax items was $2.4 million. The after tax charges for 2005 were $170,000 or $0.02 per diluted share and the after tax charges for 2004 were $1.4 million or $0.14 per diluted share.

Commenting on the first quarter results, James F. Slattery, President & CEO stated, “I am disappointed in the first quarter results which were impacted by lower utilization by the Immigration & Customs Enforcement (ICE) at several of our Texas adult facilities due to budget issues. However, additional funding is now in place and we have begun to see occupancy improvement.”

Slattery further stated, “The Company will continue to focus on our near term goal of improved earnings by increasing occupancy at our existing adult facilities and stabilizing the performance of our juvenile division. We continue to proceed toward the timely opening in late June of our new 1020 bed Department of Homeland Security ICE facility in South Texas and the June opening of the 96 bed expansion of our Littlefield facility which will house inmates for the Wyoming Department of Corrections. These new beds in addition to the full implementation of our Behavioral Health Overlay Services (BHOS) at our Florida Juvenile Programs are expected to produce earnings improvement in the third and fourth quarters.”

THE COMPANY WILL BE HAVING A CONFERENCE CALL TO DISCUSS THIS RELEASE ON THURSDAY MAY 12, 2005 AT 11:00 a.m. EDT. THE NUMBER TO CALL IS (888) 858-4066 (U.S. only) or (973) 935-2403 (International). A REPLAY WILL BE AVAILABLE BY CALLING (877) 519-4471 AND USING THE PIN 6045297.

Through its Youth Services International subsidiary, the Company is the nation’s leading private provider of juvenile programs for adjudicated youths with 17 facilities and 1,300 juveniles in its care. In addition, the Company is a leading developer and operator of adult correctional facilities, operating 14 facilities with approximately 5,500 beds. On a combined basis, the Company provides services in 12 states, representing approximately 6,800 beds including aftercare services.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this press release are not historical but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views as of the date they are made with respect to future events and financial performance, but are subject to many uncertainties and risks which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and risks include, but are not limited to: fluctuations in occupancy levels and labor costs; the ability to secure both new contracts and the renewal of existing contracts; the possibility of unforeseen costs relating to facility closings, the ability to achieve profitability and public resistance to privatization; ability to obtain construction financing; and ability to complete new construction projects within budgeted amounts. Additional risk factors include those discussed in reports filed by the Company from time to time on Forms 10-K, 10-Q and 8-K. The Company does not undertake any obligation to update any forward-looking statements

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CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2005		2004
Revenues	$32,066	100.00%	$32,041	100.00%

Facility expenses:
Operating	28,830	89.91%	28,109	87.73%
Start up costs	139	0.43%	1,705	5.32%

	28,969	90.34%	29,814	93.05%

Contribution from operations	3,097	9.66%	2,227	6.95%

General and administrative expenses	2,254	7.03%	2,153	6.72%

Operating income	843	2.63%	74	0.23%
Interest expense, net	1,550	4.83%	557	1.74%

Loss from continuing operations before income taxes	(707)	-2.20%	(483)	-1.51%
Income tax benefit	(283)	-0.88%	(228)	-0.71%

Loss from continuing operations	(424)	-1.32%	(255)	-0.80%
Loss from discontinued operations, net of tax benefit of $55 and $257	(85)	-0.27%	(401)	-1.25%

Net loss	$(509)	-1.59%	$(656)	-2.05%

Basic and diluted loss per share
Loss per share from continuing operations	$(0.04)		$(0.02)
Loss per share from discontinued operations	(0.01)		(0.04)

Loss per share	$(0.05)		$(0.06)

Number of shares used to compute EPS:
Basic	10,167		10,159

Diluted	10,167		10,159

Other Information

Beds under management (includes aftercare)	6,771		7,693
Compensated mandays	495,170		508,644

SELECTED BALANCE SHEET DATA

	March 31, 2005	December 31, 2004
Working Capital	$10,841	$11,686
Total Assets	199,896	199,990
Bond and Note Payable	101,969	101,962
Other Long-term Obligations	18,854	18,995
Shareholders’ Equity	47,604	48,113